Exhibit 10.8

Series B Transfer Restriction and Repurchase Agreement

This Series B Transfer Restriction and Repurchase Agreement (this “Agreement”) is entered into as of October 1, 2025 (the “Effective Date”) by and between QDM International Inc., a Florida corporation (the “Company”), and Huihe Zheng (the “Holder”).

Recitals

A. The Holder is the record and/or beneficial owner of 6,013,500 shares of the Company’s Series B Preferred Stock.

B. The parties desire to impose restrictions on transfer of such shares, provide for a waiver of certain rights, and grant the Company a repurchase right as set forth herein.

Agreement

1.	Definitions

1.1 “Series B Shares” means all shares of the Company’s Series B Preferred Stock now or hereafter held by Holder, and any securities issued with respect thereto as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events.

1.2 “Transaction” means (a) any merger, consolidation, stock sale, asset sale, or other transaction or series of related transactions in which a person or group (other than the Holder) acquires, directly or indirectly, ownership of more than 50% of the voting power of the Company or all or substantially all of the Company’s assets, or (b) any transaction or series of related transactions that results in a change in the power to elect a majority of the Company’s board of directors.

2.	No Transfers

2.1 Holder shall not, other than to an Affiliate of Holder, directly or indirectly, sell, assign, transfer, gift, pledge, encumber, hypothecate, swap, hedge, place into a voting trust, grant any option with respect to, or otherwise dispose of or enter into any contract or arrangement to effect any of the foregoing with respect to any Series B Shares (each, a “Transfer”). “Affiliate” means any trust, corporation, partnership or any other entity, provided Holder has the sole voting and dispositive power over the Series B Shares held by such Affiliate. Notwithstanding the foregoing, any Affiliate of the Holder receiving the Series B Shares shall be required to sign and deliver to the Company an agreement substantially in the form of this Agreement, prior to the receipt of the Series B Shares.

2.2 Any purported Transfer in violation of this Agreement shall be null, void, and of no effect ab initio. The Company shall not record or recognize any such Transfer on its books and shall be entitled to refuse to register any such Transfer.

3.	Legends; Stop-Transfer

3.1 The Company may place a stop-transfer order against the Series B Shares and shall cause the restrictions herein to be noted on the records of any transfer agent and, if certificated, on each certificate representing the Series B Shares.

3.2 No rights (including voting and dividends) shall be recognized in any transferee of a purported Transfer in violation of this Agreement.

4.	Waiver of Co-Sale Rights. Upon and in connection with any Transaction, Holder irrevocably waives, and agrees it shall have no, rights of co-sale, tag-along, or similar participation rights with respect to the Transaction, including any such rights set forth in the Company’s Articles of Incorporation, as amended from time to time, or any other governing document or agreement, to the extent applicable to Holder and the Series B Shares.

5.	Company Repurchase Right Upon Transaction

5.1 Repurchase Right. In connection with any Transaction, the Company shall repurchase all (and not less than all) of the Series B Shares then held by Holder for a purchase price of $0.001 per Series B Share (the “Repurchase Right”).

5.2 Exercise and Closing. The Company shall exercise the Repurchase Right by delivering written notice to Holder at any time on or before the closing of the Transaction. The closing of such repurchase shall occur immediately prior to the consummation of the Transaction, against payment of the aggregate repurchase price in cash or by wire transfer. Upon payment, all right, title, and interest in the repurchased Series B Shares shall transfer to the Company free and clear of all liens and claims.

5.3 Cooperation. Holder agrees to take all actions and execute all instruments reasonably requested by the Company to effectuate the repurchase, including endorsements, stock powers, and delivery of certificates or book-entry transfer instructions.

6.	Holder Representations. Holder represents and warrants that (a) Holder is the sole record and/or beneficial owner of the Series B Shares free and clear of any lien or adverse claim (other than restrictions under this Agreement and applicable securities laws), and (b) Holder has full power and authority to enter into and perform this Agreement.

7.	Specific Performance; Remedies. Holder acknowledges that money damages would be an inadequate remedy for any breach of this Agreement and that the Company and the Company’s shareholders shall be entitled to specific performance and injunctive relief, without the necessity of posting bond, in addition to any other remedies available at law or in equity.

8.	Third-Party Beneficiaries. The Company’s shareholders are intended third-party beneficiaries of this Agreement and may enforce the provisions of this Agreement directly against Holder.

9.	Term; Termination. This Agreement shall remain in effect with respect to the Series B Shares until the repurchase of all Series B Shares held by Holder pursuant to Section 5 or otherwise.

10.	Miscellaneous.

10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles.

10.2 Amendments; Waivers. No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the Company and Holder.

10.3 Severability. If any provision of this Agreement is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall remain in full force and effect.

10.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings relating thereto.

10.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that Holder may not assign any rights or obligations hereunder.

10.6 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts (including by electronic signature and PDF), each of which shall be deemed an original, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

QDM International Inc.

By:	/s/ Wei Li
Name:	Wei Li
Title:	Chief Financial Officer

Huihe Zheng

By:	/s/ Huihe Zheng

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